UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2014

Ohr Pharmaceutical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-88480	#90-0577933
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Third Avenue, 11th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212)-682-8452

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 14, 2014, Ohr Pharmaceutical, Inc., a Delaware corporation (the “Company” or “Ohr”), certain affiliates of Ohr (collectively, “Ohr”), SKS Ocular, LLC, a Delaware limited liability company (“SKS Parent”), SKS Ocular 1, LLC, a Delaware limited liability company (“SKS 1” and together with SKS Parent, “SKS”), and the controlling members of SKS entered into a Contribution Agreement, dated May 14, 2014 (the “Contribution Agreement”), pursuant to which SKS agreed to contribute to the Company certain assets of SKS, including licenses, patents and contracts relating to micro-fabrication polymer-based sustained delivery platforms related to ocular therapeutics and dry age-related macular degeneration animal models, together with biomarkers to support such models. In connection therewith, the Company will reorganize into a holding company structure pursuant to Section 251(g) of the General Corporation Law of the State of Delaware. The transaction is structured in a manner intended to be considered transfers subject to Section 351 of Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

Under the Contribution Agreement, the Company will deliver to SKS on closing: (i) $3.5 million in cash, and (ii) 1,194,862 shares of Company Common Stock. In addition, upon the completion of certain milestones, the Company will issue to SKS up to 1,493,577 shares of Company Common Stock as additional contingent consideration to be issued by the Company, and, in the event Ohr enters into an additional research agreement with SKS’ current research partner in the next six months, two-thirds of any cash payments from the research partner up to $5 million.

The closing of the transactions contemplated by the Contribution Agreement is expected to occur by May 30, 2014.

The Contribution Agreement contains various representations, warranties and covenants, as well as provisions relating to non-competition, confidentiality and other matters. Under the Contribution Agreement, Ohr also assumes certain liabilities and obligations relating to the contributed assets and will employ or retain as consultants certain SKS employees and consultants. The controlling members of SKS, Drs. Jason S. Slakter, Glenn L. Stoller and Peter K. Kaiser, will be retained as consultants. Drs. Slakter and Stoller previously were retained by Ohr as consultants. Dr. Slakter is a principal of one of the Company’s vendors and a member of Ohr’s Scientific Advisory Board. In 2012, Dr. Slakter received warrants to purchase 16,667 shares of Ohr’s common stock at $2.85 per share as compensation related to his services on Ohr’s Scientific Advisory Board. In connection with this transaction, Dr. Slakter is stepping down from his position on the Scientific Advisory Board. In January 2014, Dr. Stoller received warrants to purchase 20,550 shares of Ohr’s common stock at $7.88 per share for his performance of scientific evaluation and due diligence on opportunities unrelated to the SKS asset acquisition.

The Contribution Agreement also contains customary indemnification provisions whereby SKS, SKS’s controlling members and the Company will indemnify one another for any losses arising out of any inaccuracy in, or breaches of, their respective representations, warranties and covenants, and certain other customary matters, subject to the conditions and limitations set forth in the Contribution Agreement. $500,000 of the cash consideration and 200,000 shares of Company Common Stock otherwise payable to SKS under the Contribution Agreement will be placed in a third party escrow for one year as partial security for the indemnification obligations of SKS and its controlling members under the Contribution Agreement.

Under the Contribution Agreement, the Company also agreed to use reasonable efforts to cause Dr. Slakter to be elected as a director of the Company within 90 days.

The foregoing description of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Contribution Agreement. The Contribution Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, SKS or any other party thereto. In particular, the representations and warranties contained in the Contribution Agreement were made only for the purposes of the Contribution Agreement as of specific dates and may have been qualified by certain disclosures between the parties and a contractual standard of materiality different from those generally applicable to stockholders, among other limitations. The representations and warranties were made for the purposes of allocating contractual risk between the parties to the Contribution Agreement and should not be relied upon as a disclosure of factual information relating to the Company, SKS or any other party thereto. The Contribution Agreement is filed as Exhibit 2.1 hereto and incorporated herein by reference.

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The Company issued a press release concerning the transaction on May 15, 2014. A copy of the press release is being furnished as Exhibit 99.1 to this Form 8-K. The information in this current report on Form 8-K and the exhibits attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 3.02. Unregistered Sales of Equity Securities

The information contained in Item 1.01 is hereby incorporated into this Item 3.02. In accordance with the Contribution Agreement, a portion of the consideration to be delivered to SKS consists of shares of Company Common Stock. These shares of Company Common Stock will be issued pursuant to exemptions from registration provided by Section 4(2) of the 1933 Securities Act, as amended.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
2.1	Contribution Agreement
99.1	Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OHR PHARMACEUTICAL, INC.

By:	/s/ Irach Taraporewala
Dr. Irach Taraporewala, President and CEO
Dated: May 16, 2014

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